Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 24th day of May, 2022 by and between Timberland Bancorp, Inc. (the “Company”), and its wholly owned subsidiary, Timberland Bank (the “Bank”), and Dean J. Brydon (the “Employee”).
WHEREAS, the Employee is currently serving as the President and Chief Financial Officer of the Company and of the Bank;
WHEREAS, the Employee has made and will continue to make a major contribution to the success of the Company and the Bank in the positions of President and Chief Financial Officer;
WHEREAS, the board of directors of the Company and the board of directors of the Bank (collectively, the “Board of Directors”, and separately, the “Company Board of Directors” and the “Bank Board of Directors”, respectively) recognize that the possibility of a change in control of the Bank or the Company may occur and that such possibility, and the uncertainty and questions which may arise among management, may result in the departure or distraction of key management to the detriment of the Company, the Bank and their respective stockholders;
WHEREAS, the Board of Directors believes that it is in the best interests of the Company and the Bank and the shareholders thereof to enter into this amended Agreement with the Employee in order to assure continuity of management of the Company and its subsidiaries; and
WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee;
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:
1. Definitions.
(a)   “Change in Control” means (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any Consolidated Subsidiaries, any person (as hereinabove defined) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Bank, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company's or the Bank’s

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then outstanding securities; (ii) individuals who are members of the Company Board of Directors  on the Effective Date (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by the Company’s  stockholders was approved by the nominating committee serving under an Incumbent Board or who was appointed as a result of a change at the direction of the Washington Department of Financial Institutions (“DFI”) or the Federal Deposit Insurance Corporation (“FDIC”), shall be considered a member of the Incumbent Board; (iii) the stockholders of the Company or the Bank approve a merger or consolidation of the Company or the Bank with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company or the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or the Bank, or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company or the Bank (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s or the Bank’s then outstanding securities; or (iv) the stockholders of the Company or the Bank approve a plan of complete liquidation of the Company or the Bank, or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets (or any transaction having a similar effect); provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Company or the Bank or a change in the composition of the Company Board of Directors or the Bank Board of Directors at the direction of the DFI or the FDIC.  Notwithstanding anything herein to the contrary, no Change in Control shall be considered to have occurred pursuant to a transaction or event described herein, if such transaction or event occurred pursuant to, or in connection with, a public offering approved by the Company Board of Directors.

(b) The term “Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to subsection (b) thereof) that includes the Bank, including but not limited to the Company.

(c) The term “Date of Termination” means the date upon which the Employee's employment with the Company or the Bank or both ceases, as specified in a notice of termination pursuant to Section 8 of this Agreement or the date a succession becomes effective under Section 10.

(d) The term “Effective Date” means the date of this amended Agreement set forth above.

(e) The term “Involuntary Termination” means the Employee's Separation

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From Service (i) by either the Company or the Bank or both without the Employee’s express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Hoquiam, Washington, or within a radius of 35 miles from the location of the Company’s administrative offices as of the Effective Date, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee (unless such action was effected to comply with any regulatory compliance requirement, including but not limited to enforcement matters between the Bank, the FDIC and/or the DFI and the Company and the Federal Reserve Bank of San Francisco); (3) a material reduction in the Employee’s authority, duties or responsibilities (unless such action was effected in order to comply with any regulatory compliance requirement, including but not limited to enforcement matters between the Bank, the FDIC and/or the DFI and the Company and the Federal Reserve Bank of San Francisco); (4) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Bank- or Company-wide reduction in staff; (5) a reduction in the Employee's Salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company or the Bank, or as required to comply with any regulatory compliance requirement (including but not limited to enforcement matters between the Bank, the FDIC and/or the DFI and the Company and the Federal Reserve Bank of San Francisco); (6) the failure of the Company Board of Directors (or a board of directors of a successor of the Company) to elect the Employee as the President and Chief Financial Officer of the Company (or a successor of the Company) or any action by the Company Board of Directors (or a board of directors of a successor of the Company) removing the Employee from such office, or the failure of the Bank Board of Directors (or a board of directors of a successor of the Bank) to elect the Employee as President and Chief Financial Officer of the Bank (or a successor of the Bank) or any action by the Bank Board of Directors (or a board of directors of a successor of the Bank) removing the Employee from such office;. The term “Involuntary Termination” does not include Termination for Cause, termination of employment due to death or permanent disability pursuant to Section 7(f) of this Agreement, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

(f) The term “Section 409A” shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

(g) The term “Separation from Service” shall have the same meaning as in Section 409A.  For purposes of determining whether the Employee is entitled to a payment on account of Involuntary Termination under Section 7(a) or Section 7(d) of this Agreement, the term “Separation from Service” shall require the complete cessation of services to the Bank, the Company and all Consolidated Subsidiaries.

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(h) The terms “Termination for Cause” and “Terminated For Cause” mean termination of the employment of the Employee with either the Company or the  Bank, as the case may be, because of the Employee's violation of applicable codes of ethics, personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement.  No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or the Bank.  The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

2. Term. The term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that (i) neither the Employee nor the Company has given notice to the other in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (ii) prior to such anniversary, the Board of Directors, or with respect to the Company Board of Directors and the Bank Board of Directors, respectively as the case may be, a committee of such Board of Directors which has been delegated authority to act on such matters by such Board of Directors (with respect to each such Board of Directors, the “Committee”), reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3. Employment.  The Employee shall be employed as the President and Chief Financial Officer of the Company and as the President and Chief Financial Officer of the Bank.  As such, the Employee shall render all services and possess the powers as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time.  The Employee shall also render services to any subsidiary or subsidiaries of the Company or the Bank as requested by the Company or the Bank from time to time consistent with his executive position.  The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Company and the Bank to the extent necessary to discharge his responsibilities hereunder and he shall act in accordance with applicable codes of ethics approved by the boards of directors.  The Employee may (i) serve on charitable or civic boards or committees and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors or

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a Committee, which approval shall not be withheld unreasonably and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

4. Cash Compensation.
(a) Salary.  The Company and the Bank jointly agree to pay the Employee during the term of this Agreement a base salary (the “Salary”) the annualized amount of which shall be not less than the annualized aggregate amount of the Employee's base salary from the Company and any Consolidated Subsidiaries in effect at the Effective Date; provided that any amounts of salary actually paid to the Employee by any Consolidated Subsidiaries shall reduce the amount to be paid by the Company and the  Bank to the Employee.  The Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding and benefit deductions.  The amount of the Employee's Salary shall be increased (but shall not be decreased) from time to time in accordance with the amounts of salary approved by the Board of Directors or the Committee or the board of directors or the appropriate committee of any of the Consolidated Subsidiaries after the Effective Date. The amount of the Salary shall be reviewed by the Board of Directors or the Committee at least annually during the term of this Agreement.

(b) Bonuses.  The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors or the Committee for executive officers. Bonuses provided for under this Agreement shall be paid no later than 2½ months after the end of the year in which the Employee obtains a legally binding right to such payments (or such other time that still qualifies the payment as a “short-term deferral” under Section 409A).

 (c) Expenses.  The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

 5. Benefits.

 (a) Participation in Benefit Plans.  The Employee shall be entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company's or the Bank's executive officers are eligible or become eligible to participate.

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(b) Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company's or the Bank’s executive officers, including but not limited to supplemental retirement, deferred compensation program, supplemental medical or life insurance plans, company cars, and club dues.

6. Vacations; Leave.  At such reasonable times as the Board of Directors or the Committee shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself  voluntarily from the performance of his  employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a)            The Employee shall be entitled to any annual vacation in accordance with the policies as periodically established by the Board of Directors or the Committee for senior management officials of the Company and the Bank, which shall in no event be less than the current policies of the Company and the Bank.

(b) The timing of vacations shall be scheduled in a reasonable manner by the Employee.  The Employee shall not be entitled to receive any additional compensation from the Company or the Bank on account of his or her failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Board of Directors or the Committee for senior management officials of the Company or the Bank.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Company and the Bank for such additional period of time and for such valid and legitimate reasons as each Board of Directors or its Committee in its sole discretion may determine.  Further, each Board of Directors or its Committee shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as each Board of Directors or its Committee in its sole discretion may determine.

(d) In addition, the Employee shall be entitled to annual sick leave as established by each Board of Directors or its Committee for senior management officials of the Company and the Bank.  In the event any sick leave time shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by each Board of Directors or its Committee in its sole discretion.  Upon termination of the Employee’s employment with the Company and the Bank, the Employee shall not be entitled to receive any additional compensation from the Company and the Bank for unused sick leave, except to the extent authorized by each Board of Directors or its Committee.

7.  Termination of Employment.
(a) Involuntary Termination. The Board of Directors may, without

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cause, terminate the Employee's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement.  In the event of Involuntary Termination other than after a Change in Control which occurs during the term of this Agreement, the Company and the  Bank jointly shall (i) pay to the Employee during the remaining term of this Agreement the Salary at the rate in effect immediately prior to the Date of Termination, including the pro rata portion of any incentive award that would have been  payable to the Employee under Section 4(b) of this Agreement had the Employee continued to be employed by the Company and the Bank, and (ii) provide to the Employee during the remaining term of this Agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination. Notwithstanding the foregoing, if the taxable payments under this Section 7(a) would extend over a period of time sufficient for such payments not to be considered severance payments under Section 409A (and as such considered deferred compensation), then the final payment that could be made without causing the payments to be considered deferred compensation under Section 409A shall include the present value of the remaining payments, with such present value determined using the applicable discount rate used for purposes of determining present value under Section 280G of the Code, with such rate being determined as of the date the final payment would be made.

(b) Termination for Cause. In the event of Termination for Cause, the Company and the Bank shall pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, and shall have no further obligation to the Employee under this Agreement.

(c) Voluntary Termination. The Employee's employment may be voluntarily terminated by the Employee at any time upon at least 120 days’ written notice to the Company and the Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors.  In the event of such voluntary termination, the Company and the Bank shall be obligated jointly to continue to pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.

(d) Change in Control.  In the event of the Employee’s Involuntary Termination after a Change in Control which occurs at any time following the Effective Date while the Employee is employed under this Agreement, the Company and the Bank jointly shall (i) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to 299% of the Employee's “base amount” as defined in Section 280G of the Code, except that for purposes of determining the amount payable under this Section 7(d), “base amount” shall be determined by excluding gains

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attributable to compensation related to equity awards provided by the Company and the Bank (e.g., stock option exercises and vesting on restricted stock); and (ii) provide to the Employee during the remaining term of this Agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination; provided, however, that no payment shall be made under this Section 7(d) that would cause the Bank to be “undercapitalized” for purposes of 12 C.F.R. Section 303, Subpart E or any successor provision.

(e) Death. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Company and the  Bank jointly shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the Salary which was not previously paid to the Employee and which he would have earned if he had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided hereunder through such date.

(f) Disability.  If the Employee becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Company or the Bank (the “Disability Plan”) or becomes otherwise unable to fulfill his duties under this Agreement, he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Company or the Bank for executive employees.  In the event of such disability, this Agreement shall not be suspended, except that (i) the obligation to pay the Salary to the Employee shall be reduced in accordance with the amount of disability income benefits received by the Employee, if any, pursuant to this paragraph such that, on an after-tax basis, the Employee shall realize from the sum of disability income benefits and the Salary the same amount as he would realize on an after-tax basis from the Salary if the obligation to pay the Salary were not reduced pursuant to this Section 7(f); and (ii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Committee, the Company and the  Bank may discontinue payment of the Salary beginning six months following a determination that the Employee has become entitled to benefits under the Disability Plan or otherwise unable to fulfill his duties under this Agreement. If the Employee’s disability does not constitute a disability within the meaning of Section 409A, then payments under this Section 7(f) shall not commence until the earlier of the Employee’s death or the sixth month anniversary of the Employee’s Separation from Service, with any delayed payments being made with the first permissible payment.

(g) Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the  Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 32.16.090 of the Revised Code of Washington (“R.C.W.”),  the  Bank's obligations under this Agreement shall be

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suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the  Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

(h) Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to R.C.W. 32.16.090, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(i) Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(j) Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank:  (1) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the FDIC, at the time it approves a supervisory merger to resolve problems related to operation of the Bank.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(k) Reductions of Benefits.   Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Company or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Section 280G of the Code, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize the economic present value of benefits to be received by the Employee, as determined by the Company Board of Directors or its compensation committee as of the date of the Change in Control using the discount rate required by Code Section 280G(d)(4), without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

(l) Further Reductions.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(m) Clawback Policy.   Amounts paid or payable under this Agreement are subject to the Company’s clawback policy as in effect from time to time. To the

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extent the Employee is subject to a clawback policy, the terms and conditions of such policy are hereby incorporated by reference.

(n) No Duplicative Payments.  If amounts are paid under Section 7(a), then no amounts shall be paid under Section 7(b), and vice versa.

8. Notice of Termination.  In the event that the Company or the  Bank, or both, desire to terminate the employment of the Employee during the term of this Agreement, the Company or the  Bank, or both, shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, and in the event that it is a Termination for Cause setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Company and the Bank stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination.  In the event that the Employee desires to affect a Voluntary Termination, he shall deliver a written notice to the Company and the Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

9. Attorneys’ Fees.  In the event of any legal action, lawsuit or arbitration between the parties to this Agreement  the prevailing party, in addition to any other relief, shall be entitled to recover reasonable attorney’s fees and related expenses (including the costs of experts, evidence and counsel) incurred with respect to the matters in dispute.

10. No Assignments.
(a) This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Company and the  Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and/or the  Bank would be required to perform it, if no such succession or assignment had taken place.  Failure to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company and the Bank in the same amount and on the same terms as the compensation pursuant to Section 7(d) of this Agreement. For purposes of implementing the provisions of this Section 10(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

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(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company and  Bank at their home offices, to the attention of the Board of Directors with a copy to the Compliance Officer of the Company and the Compliance Officer of the  Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company or the  Bank.

12. Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

13. Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. Governing Law. This Agreement shall be governed by the laws of the State of Washington.

16. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in accordance with RCW 7.04A.  Arbitration shall be by a three person panel with the Company appointing a member, Employee appointing a member and the two appointed members selecting a neutral third member.  A majority vote of the three members shall determine the outcome of the dispute.  Judgment may be entered on the arbitration award in any court having jurisdiction. Notwithstanding the foregoing, the Company, the Bank, or both may resort to the Superior Court of Grays Harbor County, Washington for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of the Agreement that amounts to a violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectancies of the Company or the Bank.

17. Deferral of Non-Deductible Compensation. In the event that the Employee’s aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Section 162(m) of the Code) from the Company and the Consolidated Subsidiaries for any calendar year exceeds the maximum amount of

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compensation deductible by the Company or any of the Consolidated Subsidiaries in any calendar year under Section 162(m) of the Code (the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at 4% per annum to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount.  Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible, as required by Section 409A.

18. Knowing and Voluntary Agreement. Employee represents and agrees that he has read this Agreement, understands its terms, and that he has the right to consult counsel of choice and has either done so or knowingly waives the right to do so.  Employee also represents that he has had ample time to read and understand the Agreement before executing it and that he enters into this Agreement without duress or coercion from any source.

19. Scope of Company and Bank Obligations.  Although the Company and the Bank have jointly obligated themselves to the Employee under certain provisions of this Agreement, in no event is the Employee entitled to more than what is provided for hereunder, i.e., no duplicative payments shall be provided for hereunder.

20. Confidential Information.  Employee acknowledges that in the course of employment, Employee will have or obtain knowledge of confidential information and other secrets concerning the Company and  Bank, its business, actual and prospective customers, and other matters which are valuable to the Company and  Bank and which the Company and  Bank do not want disclosed. Employee also understands that all customer information is private and subject to Company and Bank and governmental privacy rules, regulations and statutes. Employee promises during employment at the Company and Bank and thereafter to maintain all such information on a confidential basis and not to disclose it to any third party, without the Company’s and Bank’s and customers’ prior written consent or at the Company’s and Bank’s express instruction.  This confidentiality promise of Employee is intended to and shall apply in the broadest sense possible to information regarding the Company’s and Bank’s business activities and actual and prospective customers, and is not intended to be limited solely to matters which might meet the legal definition of “trade secrets” under Washington law.  Further, Employee agrees prior to termination of his employment with the Company and Bank to return all records, files (paper or electronic), handbooks, manuals, and any other form of documentation or information related in any way to the business of the Company and Bank and its customers.  Employee shall not be entitled to retain, copy, utilize, or rely upon all or part of any such materials.  This section shall survive termination of employment.  The existence of any claim or cause of action against the Company and Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company and Bank of this Section.

NOTICE:  Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 USC Section 1833(b), the Employee shall not be held

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criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

21. Restrictive Covenant.

(a) In the event of termination of Employee’s employment other than Involuntary Termination, Employee shall not, for a period of 6 months from the date of termination (the “non-compete period”), be employed or act in any capacity, either directly or indirectly, or by or for himself or for any partnership, corporation, trust, or company, “Participate” (as defined below) in any banking, lending or financial services business in any county in Washington in which Timberland Bank has offices or conducts its business at the time of termination of employment. For purposes of this Agreement, the term “participate” includes, without limitation, any direct or indirect interest in any business, whether as an employee, officer, director, partner, consultant, sole proprietor, stockholder, owner, or otherwise. “Participate” as used herein does not include ownership of less than one percent (1%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or on the over-the-counter market.

(b) In addition Employee agrees that for the non-compete period he will not (a) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company or (b) solicit or contact any customer of Timberland Bank on behalf of another bank, lender or financial services entity or (c) induce or attempt to induce any customer, supplier, licensee, or other business relations of the Company to cease doing business with the Company.

(c) Employee agrees that in the event of violation by Employee of this covenant not to compete, then all payments and benefits, if any, to Employee shall immediately cease.  Employee acknowledges that obligations under this Agreement are important to the Company, and that the Company would not employ or continue to employ him without agreement to such obligations.  Employee also acknowledges that if he does not abide by the obligations in this Agreement, the Company will suffer immediate and irreparable harm, and that the damage to the Company will be difficult to measure and financial relief will be incomplete.  Accordingly, the Company will be entitled to injunctive relief and other equitable remedies in the event of a breach of any obligation under this Agreement.  The rights and remedies of the Company under this

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section are in addition to all other remedies.  The parties agree that if a trial judge with jurisdictions or a dispute related to this Agreement should determine that any portion of the restrictive covenants set forth in this section is unreasonably broad, that the parties authorize said trial judge to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce same.

(d) It is agreed between the parties that this Agreement in its entirety, and in particular the restraints imposed herein upon Employee, are reasonable both as to time and as to area.  The parties additionally agree (i) that the restraints imposed herein upon Employee are necessary for the protection of the business and goodwill of the Company, (ii) that the restraints imposed herein upon Employee are not any greater than are reasonably necessary to secure the business of the Company and the goodwill thereof; and (iii) that the degree of injury to the public due to the loss of the service and skill of Employee upon enforcement of said restraints does not and will not warrant nonenforcement of said restraints.

(e) This section shall survive the termination of this Agreement.

(f) By signing this Agreement, the Employee acknowledges and agrees that the noncompetition provisions in this Section 21 have been communicated and disclosed to the Employee in compliance with Washington HB 1450.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	TIMBERLAND BANCORP, INC.

/s/ Jonathan A. Fischer, Secretary	By: /s/ Jon C. Parker Its: Chairman of the Board of Directors

Attest:	TIMBERLAND BANK

/s/ Jonathan A. Fischer, Secretary	By: /s/ Jon C. Parker Its: Chairman of the Board of Directors

EMPLOYEE

/s/ Dean J. Brydon
Dean J. Brydon

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